EXHIBIT 21.1
Tanger Factory Outlet Centers, Inc.
List of Subsidiaries
Tanger Properties Limited Partnership
Tanger GP Trust
Tanger LP Trust
Tanger Development Corporation
TWMB Associates, LLC
Tanger Deer Park, LLC
Deer Park Enterprise, LLC
DPE Mezz, LLC
Deer Park Warehouse, LLC
Tanger COROC, LLC
Tanger COROC II, LLC
COROC Holdings, LLC
COROC/Riviera L.L.C.
COROC/Hilton Head I L.L.C.
COROC/Hilton Head II L.L.C.
COROC/Lincoln City L.L.C.
COROC/Myrtle Beach L.L.C.
COROC/Park City L.L.C.
COROC/Rehoboth I L.L.C.
COROC/Rehoboth II L.L.C.
COROC/Rehoboth III L.L.C.
COROC/Lakes Region L.L.C.
COROC/Tilton II L.L.C.
COROC/Tuscola L.L.C.
COROC/Westbrook I L.L.C.
COROC/Westbrook II L.L.C.
COROC/Clinton CHR, LLC
COROC/Clinton WR, LLC
Tanger Devco, LLC
Tanger WD, LLC
Tanger Wisconsin Dells, LLC
Northline Indemnity, LLC
Tanger PSL, LLC
Tanger Phoenix, LLC
Pembroke Leasing, LP
Tanger Scottsdale, LLC
Tanger Houston, LLC